Exhibit (e)(4)

Lugano, August 31, 2010

RE:           Employment agreement with Gentium S.p.A., Lugano branch

Following our agreements, Gentium S.p.A. (hereinafter, the “Company”) and Mr. Khalid Islam hereby intend to terminate by mutual consent, with effect from August 31, 2010, the employment agreement entered into by the same parties on June 1, 2010, and, at the same time, the Company intends to hire Mr. Islam pursuant to the terms and conditions set forth herein.

1.         Duties – place of work

1.1.
The employment relationship between Mr. Islam and the Company shall be deemed to be effective for an indefinite term and shall commence on September 1, 2010. The working activity will be performed at the Swiss branch of the Company.

1.2
In his capacity as employee of the Company, Mr. Islam hereby undertakes, for the entire term of the employment relationship, to direct all his attention and skills to his employment duties and to carry out his duties with loyalty and diligence, as well as to exercise only the powers which are consistent with the aforementioned duties. In particular, Mr. Islam shall (i) comply with all the directives provided by the Boards of Directors or by any person/organs designated by the Board of Directors, provided that such directives are reasonable and in compliance with the law (ii) use any reasonable endeavor to promote the Company’s interests and (iii) give notice, in writing if so requested, to the Board of Directors in relation to the business management and give such clarifications which can be reasonably requested by the same Board of Directors.

1.3	Mr. Islam shall carry out its employment duties at the Swiss branch of the Company, at Via Lavizzari no. 4, Lugano.

1.4	The employment duties of Mr. Islam are listed herein below:

- to maintain and improve the relationships between the Company and third parties, as well as new potential investors, with particular reference to those operating in Switzerland and that are interested in the Company’s products and clinical trials;

- to develop strategies and connections in order to procure new investors, with particular reference to those operating in Switzerland;

- to develop, maintain and implement the Company’s relationships with scientists, researchers and other professionals working in the scientific, medical and bio-pharmaceutical fields, with particular reference to those operating in Switzerland;

- to provide financial and corporate assistance in relation to the Company’s scientific development;

- to provide advise to the Company in relation to the development of new strategies concerning the Company’s public relations in Switzerland;

- to propose new potential investors, mainly Swiss residents, to the Board of Directors;

- to propose to the Board of Directors new possible financial transactions, in particular with individuals/companies based in Switzerland;

- to propose to the Board of Directors new structures and strategies for the development of the Company’s activities and profits, with particular attention to the Lugano branch.

2.         Remuneration

2.1
In consideration for the services provided to the Company, Mr. Islam shall be entitled to receive an annual remuneration of USD 500,000.00 (hereinafter, the “Annual Remuneration”), gross of all the applicable fiscal withholdings and national insurance contributions, which shall be paid out into 12 (twelve) monthly installments of an amount of USD 41,666.00 each.

2.2
In consideration for the entering into of this Agreement, Mr. Islam shall be entitled to a one-off remuneration equal to USD 96,905.00, gross of the all the applicable fiscal withholdings and national insurance contributions, which shall be paid in one single payment.

2.3
Mr. Islam hereby undertakes not to disclose and to keep confidential the terms of his economic treatment. Moreover, Mr. Islam waives any privacy and confidentiality rights in the event the Company is bound to or decides to disclose, even publicly, the terms of his economic treatment, including the filing of this Agreement as an attachment to registration forms or reports to be filed with the Securities and Exchange Commission, or other regulatory authorities and/or other regulated markets where the shares or the American Depositary Shares of the Company are listed or traded.

3.         Fringe benefits

3.1
The Company shall make available to Mr. Islam a company car of a model and horsepower that are fit for his purposes, it being understood that Mr. Islam shall return the same car to the Company upon termination of this Agreement. Mr. Islam shall be entitled to use the car for private purposes as well, in accordance with the internal regulations of the Company and the applicable fiscal and national insurance provisions. The Company shall provide also a mobile phone to Mr. Islam.

3.2	The Company shall bear the costs relating to the insurance, property tax and maintenance of the aforementioned car.

3.3	The petrol expenses of such car shall be reimbursed by the Company according to the relevant Company’s car regulations with which Mr. Islam undertakes to comply.

3.4	Mr. Islam shall be entitled to take part to all general bonus plans and programs designed in favor of the employees of the Company, including any modifications and improvements of the same.

4.         Bonus

4.1
Mr. Islam could receive an annual cash bonus (hereinafter, the “Bonus”) in accordance with the applicable Company internal regulations, applicable from time to time, corresponding to the 60% of the Annual Remuneration, upon achievement of the objectives to be determined by the Compensation Committee.

4.2
The Bonus will be awarded to the sole discretion of the Company. Therefore, the award of a Bonus in a given year would not automatically entitle Mr. Islam to be awarded with a Bonus in the following years.

5.         Working hours

5.1
In light of the specific duties of Mr. Islam, he is not required to observe fixed working hours and therefore he is not entitled to receive either any other compensation in addition to the Annual Remuneration, or any overtime pay.

6.         Term

6.1.	The employment relationship of Mr. Islam shall become effective starting from September 1, 2010, and shall be deemed to be effective for an indefinite term.

7.         Duties of loyalty, confidentiality and other duties

7.1
During the employment relationship with the Company, Mr. Islam undertakes not to carry out, directly or indirectly, any activity -whether alone or in conjunction with other individuals, companies or legal entities, and together with directors, officers, agents, promoters, managers, employees or consultant of, or on behalf of, or in favor of any other person company or other entity- which could be deemed to be in breach of his own duties of loyalty to the Company, including the carrying out of activities in competition with the ones performed by the Company, within the United States of America or Europe. The Company acknowledges that Mr. Islam is the sole director of KI-Consulting S.A., based in Lugano, and that such activity shall not be deemed to be in breach of this provision.

7.2
Mr. Islam hereby agrees not to disclose, under any circumstances- during the entire duration of the employment relationship with the Company and after its termination, for any reason- to any entity or individual any confidential information concerning the Company’s financial transactions, business process or researches or methods, its programs or development and marketing plans, Company’s secrets, customers and suppliers. Mr. Islam acknowledges that any information, the disclosure of which is not permitted pursuant to these provisions, is of privileged and confidential nature and has a fundamental value for the Company.

7.3
Mr. Islam further agrees to promptly return to the Company, upon termination of the employment relationship or upon the Company’s request, any confidential memoranda, notes, reports, handbooks, designs, software, electronic/digital records, and all other documents (as well as the copies thereof) concerning the Company’s business and the properties attached to them, which may be in possession or under the control of Mr. Islam.

8.         Restrictive covenants

8.1	Mr. Islam hereby agrees with the Company and undertakes not to:

(i)
solicit, approach or induce any managers, employees, consultants or agents to resign from the Company, irrespectively of any possible breach by the latter of the employment/consultancy/agency agreements following the termination of the aforementioned employment/consultancy/agency agreements.;

(ii)	discuss, solicit, approach or induce any individuals/companies that are customers of the Company, to terminate their relationship with the Company;

(iii)
discuss, solicit, approach or induce any individuals/companies which might have supplied services and goods, in the course of the employment under this Agreement, to terminate their relationship with the Company, or interfere or try to interfere or take any steps that might interfere with the Company’s supplies or with the terms and conditions of the activities concerning the same supplies.

8.2
It is understood that Mr. Islam shall not be entitled to carry out any of the activities set forth under paragraph 8.1 above, directly or indirectly, alone or in conjunction with other individuals, companies or legal entities, in his capacity as shareholder, director, manager, employee, agent, promoter, consultant of, or in favor of another individual, company or other entity.

8.3
With no prejudice to what is set forth under paragraph 7.1 of this Agreement, Mr. Islam shall ensure that none of the legal entities that are owned or controlled by the same Mr. Islam, directly or indirectly (alone or in conjunction with one or more individuals) acts in a manner that would constitute a breach of the obligations set forth under this paragraph 8, if such conduct was carried out by Mr. Islam.

9.         Business travel

9.1
Mr. Islam shall be entitled to obtain the reimbursement of the relevant travel expenses, borne for working reasons, by delivering the relevant documentation that shall be compliant with the applicable tax laws.

10.       Holidays

10.1	Mr. Islam shall be entitled to annual paid vacation period equal to 20 (twenty) working days.

11.       Termination

11.1
Mr. lslam has the right to terminate this agreement, even without just cause, by giving a prior written notice of 24 (twenty four) months, to be notified to the Company through registered mail with return receipt. The 24 (twenty four) month term shall start from the date of receipt by Gentium of the registered mail.

11.2	Upon termination of the employment relationship, irrespective of the reason thereto, Mr. lslam shall be obliged to return all stuff and properties belonging to the Company.

11.3
In case a Change of Control (as defined below) takes place and the employment relationship of Mr. Islam is terminated, even without just cause, by the Company or by Mr. Islam himself within 24 (twenty four) months from the date of the Change of Control, Mr. Islam would be entitled to receive, in aggregate, an indemnity for the dismissal equal to the amount of (a) 2.5 times his Annual Remuneration, (b) 2.5 times the higher amount between the average of the Bonuses received in the last 3 (three) working years and the Bonus for the year in which the employment relationship is terminated, and (c) a portion of the Bonus for the year in which Mr. lslam terminates or withdraws from such agreement as accrued during the year of termination or withdrawal. Moreover, in such a case, all the stock options that are not yet accrued will become fully effective and exercisable from the date of termination or withdrawal for a period of ninety (90) days; such provision shall supersede any other contrary provision set forth in any stock option agreement previously entered into by Mr. Islam. Finally, Mr. Islam shall be entitled to receive a reimbursement of any legal expenses incurred for obtaining the payment of the amounts due under this paragraph 11.3.

11.4	Change of Control shall mean:

(a)
the merger, the consolidation of the Company into another company or other entity or any other corporate reorganization, if consequently to these transactions more than 50% of the voting power in the shareholders’ meeting would be owned by persons who are not shareholders of the Company immediately prior to such merger, consolidation or other reorganization;

(b)
the date on which a majority of members of the Board is replaced during any 12 (twelve) months period with directors whose appointment or election is not approved by the majority of the members of the Board or the majority of the Directors that are members of the Board for the Corporate Governance and the Nominee prior to the date of such appointment or election (the “Incumbent Board”); provided, that any individual who was initially appointed as Director of the Company as a result of a current or threatened election contest, as such terms are used under Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other current or threatened solicitation of proxies or consents by or on behalf of any person other than the Board or the Bank of New York (in its capacity as the Company’s depositary of its American Depositary Shares) shall not be deemed a member of the Incumbent Board;

(c)	The sale, transfer, assignment or other placing of all or part of the Company’s assets;

(d)
Any transaction as a result of which any person, or more than one person acting as a group, becomes the beneficiary, holder and/or “beneficial owner” (as defined under Rule 13d-3 of the Exchange Act), directly or indirectly, (or, during the twelve (12) months period ending on the date of the most recent acquisition by such person or group, has become the beneficiary, holder and/or “beneficial owner,” directly or indirectly) of Company’s securities representing at least 30% of the total voting power represented by the Company’s outstanding voting securities. For the purposes of this letter (d), the term “Person” shall indicate any person and/or entity except for:

(i)	A trustee or other fiduciary holding securities under an employee benefit plan approved by the Company or by a subsidiary of the Company;

(ii)	A corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions of their ownership of shares of the Company; and

(iii)	the Company.

11.5
In the event that Mr. Islam decides to receive the indemnity for the dismissal referred to in paragraph 11.3 no further sum shall be due and payable by the Company including but not limited to the other indemnities provided by Swiss law as well as any damages whatsoever. The payment of the indemnity for the dismissal shall be conditioned upon the signature by Mr. lslam, in the manners established by the Company, of a letter of waiver and commitment to indemnify and hold harmless the Company.

12.       Professional Social Security

12.1
The Company shall pay in favor of Mr. Islam half of the contributions required for the pension for old age and for surviving individuals and for disablement (AVS/AI) while the other half shall be subtracted by the Annual Remuneration. The overall amount of the contributions shall be paid by the Company to the relevant pension fund, when due and pursuant to the terms set forth by the latter.

12.2
The Company, in addition to the Annual Remuneration, shall pay to Mr. Islam half of the contributions relating to the professional social security (so-called “second pillar”) provided that Mr. Islam enters into an agreement with an insurance company in Switzerland.

13.       Communications

13.1	All notices and other communications required pursuant to this Agreement shall be made in writing and delivered to the following addresses:

- for the Company:

Gentium S.p.A. – Branch

Via Lavizzari n. 4

6900 Lugano,

Switzerland

- for Mr. Khalid Islam:

Via San Gottardo, 80

Massagno, 6900

Switzerland

14.       Effect of this agreement

14.1	This agreement replaces and supersedes any other prior agreements, contracts, covenants, whether oral or written, between the parties, concerning the same matter.

15.       Applicable law and jurisdiction

15.1	All matters that are not expressly governed by this agreement will be governed by applicable Swiss laws. This agreement and the relevant employment relationship are governed by Swiss law.

15.2	All disputes that may arise between the Parties in relation to this agreement shall be settled before the Court of Lugano, which shall have the exclusive jurisdiction in relation to such disputes.

Gentium S.p.A.

By:	/s/ Gigliola Bertoglio

Name:	Dott.ssa Gigliola Bertoglio

For acceptance:

By:	/s/ Khalid Islam
Name:	Dr. Khalid Islam

Villa Guardia (CO), July 31st, 2011

TO:
Mr. Khalid Islam
Kreuzrain 1
6313 Edlibach – Zug
Switzerland

Re:	Amendment to the employment contract dated August 31st, 2010 (herein after the “Contract”)

Dear Mr. Islam,

As a consequence of the resolution taken by the Board of Directors of the Company on the last meeting held on July 28, 2011, we hereby confirm to you that, effective as of the date hereof, the contract shall be amended in order to grant you with a yearly compensation equal to the gross amount of Euro 400.000,00.

In addition, Gentium S.p.A. shall provide you with a lump sum bonus of Euro 55.925,00.

The remaining provisions of the Contract shall remain valid and effective.

Please kindly return to us a copy of this letter, duly signed by you as a full and unconditional acceptance of its content.

Kindest regards,

/s/ Salvatore Calabrese
Gentium S.p.A.
SVP Finance and Chief Financial Officer
Salvatore Calabrese

/s/ Khalid Islam
Khalid Islam

1

Villa Guardia (CO), October 22, 2012

TO:
Mr. Khalid Islam
Kreuzrain 1
6313 Edlibach – Zug
Switzerland

Copy to

Gentium GmbH
General-Guisan-Strasse 6
6303 Zug, Switzerland

Re:	Assignment of the individual employment contract signed on August 31, 2010 (the “Contract”)

Dear Mr. Islam,

we hereby confirm to you that, effective as of November 1, 2012, the Contract shall be assigned to Gentium GmbH, with registered office in Zug, in General-Guisan-Strasse 6, that signs this letter for acknowledgement and acceptance.

As a consequence of said assignment, your employment relationship shall continue with Gentium GmbH subject to the terms and conditions as specified in the Contract.

Please kindly return to us a copy of this letter, duly signed by you as a full and unconditional acceptance of its content.

Kindest regards,

/s/ Salvatore Calabrese
Gentium S.p.A.

/s/ Khalid Islam	, October 22, 2012
Khalid Islam

/s/ Adrian Haigh	, October 22, 2012
Gentium GmbH

Attachment: employment contract dated August 31, 2010

1

Zug, November 11th, 2013

TO:
Mr. Khalid Islam
Kreuzrain 1
6313 Edlibach – Zug
Switzerland

Re:	Amendment n. 2 to the employment contract dated August 31st, 2010 (herein after the “Employment Contract”)

(A)           Dear Mr. Islam,

(B)           As a consequence of the approval by the Swiss Tax Authorities of the new Company’s General Expense Policy, we would like to inform you that the Company, recognizing that you are asked to travel frequently, decided to grant you a monthly lump sum of Euro 810 (the “Lump sum”), in order to cover expenses incurred for business reasons during such travels.

(C)           In the light of the above, the article 2 of the Employment Contract shall be amended in order to include the additional compensation, effective as of October 1st, 2013.

(D)           The Lump sum will be separately indicated in your monthly payslip and included in the salary payment.  It is clear and understood that you will not be entitled to claim for the reimbursement of the expenses included in the Lumps sum coverage, as per Section 5 – page 12 of the Company’s General Expense Policy.

(E)           The remaining provisions of the Employment Contract shall remain valid and effective.

(F)           Please kindly return to us a copy of this letter, duly signed by you as a full and unconditional acceptance of its content.

(G)           Kindest regards,

/s/ Riccardo Belardi
Gentium GmbH
The Finance Manager
Mr. Riccardo Belardi

For acknowledgement and receipt:

/s/ Khalid Islam
Mr. Khalid Islam

Zug, Nov. 14, 2013

1